EXHIBIT (h.3)

Other Material Contracts:

Amendment No. 1 to Supervision and Administration Agreement

AMENDMENT NUMBER 1 TO

SUPERVISION AND ADMINISTRATION AGREEMENT

This Amendment Number 1 to Supervision and Administration Agreement (“amendment number 1”) is effective as of the 31st day of March 2022, by and between Sit Mutual Funds II, Inc., a Minnesota corporation (the “Fund”), and Sit Investment Associates, Inc., a Minnesota corporation (“SIA”).

Background

The Fund and SIA entered into a Supervision and Administration Agreement dated as of May 1, 2021 (the “Agreement”), relating to SIA’s provision of certain supervisory and administrative services to the Fund. The Fund and SIA desire to amend the Agreement as set forth herein.

This Background section is incorporated by reference into and made a part of this amendment number 1.

Terms

The Fund and SIA hereby agree that:

1.	Modifications to the Agreement. Schedule A to the Agreement is hereby deleted in its entirety and replaced with the following Amended Schedule A.

2.	Remainder of Agreement. Except as specifically modified by this amendment number 1, all terms and conditions of the Agreement shall remain in full force and effect.

3.	Governing Law. The governing law of the Agreement shall be the governing law of this amendment number 1.

4.

Entire Agreement.  This amendment number 1 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Agreement with respect to such subject matter.

5.

Signatures; Counterparts.  This amendment number 1 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this amendment number 1 or of executed signature pages to this amendment number 1 as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this amendment number 1.

IN WITNESS WHEREOF, the parties hereto have caused this amendment number 1 to be executed by their duly authorized officers, as of the day and year first above written.

SIT MUTUAL FUNDS II, INC.

acting on its own behalf and on behalf each Portfolio listed on Schedule A to the Agreement.

By:	/s/ Roger J. Sit
Roger J. Sit, President

SIT INVESTMENT ASSOCIATES, INC.

By:	/s/ Paul E. Rasmussen
Paul E. Rasmussen, Vice President

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Amended Schedule A

Schedule to Supervision and Administration Agreement

Between Sit Mutual Funds II, Inc. and Sit Investment Associates, Inc. dated May 1, 2021

Amendment Effective March 31, 2022

Fund	Annual Fee (As a % of Average Daily Net Assets)
Sit Tax-Free Income Fund (Series A) – Class Y	0.35%
Sit Tax-Free Income Fund (Series A) – Class S	0.60%
Sit Minnesota Tax-Free Income Fund (Series B) – Class S	0.60%
Sit Quality Income Fund (Series E) – Class Y	0.35%
Sit Quality Income Fund (Series E) – Class S	0.60%

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